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                                                                    EXHIBIT 11.1

                           PACIFIC SCIENTIFIC COMPANY

            COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION
        FOR THE FISCAL YEARS ENDED DECEMBER 29, 1995, DECEMBER 30, 1994
                             AND DECEMBER 31, 1993
             (in thousands except for share and per share amounts)


                                                                   1995                1994                1993
                                                               ---------------------------------------------------
NET INCOME APPLICABLE TO COMMON AND
   COMMON EQUIVALENT SHARES (see Exhibit 11)                   $    12,750         $    10,261         $     8,343
   Interest on 7 3/4% Convertible Subordinated
      Debentures, net of tax effect                                    864                 823                 814
                                                               ---------------------------------------------------
      Net income applicable to common and common
         equivalent shares asuming full dilution               $    13,614         $    11,084         $     9,157
                                                               ===================================================

DATA AS TO NUMBER OF COMMON AND COMMON
   EQUIVALENT SHARES ASSUMING FULL DILUTION:
   Average number of common and common equivalent
      shares outstanding (see exhibit 11)                       12,513,748          12,215,413          11,797,586
   Additional shares of common stock resulting from
      assumed conversion of 7 3/4% convertible
      subordinated debentures                                      908,794             918,785             920,052
   Excess of incremental shares assumed to be issued
      under stock options (using market prices at the
      end of each year) over shares used in computing
      primary earnings per share (using average market
      prices during each year)                                      78,537             203,176             195,170
                                                               ---------------------------------------------------
   Average number of common and common equivalent
      shares outstanding assuming full dilution                 13,501,079          13,337,374          12,912,808
                                                               ===================================================

EARNINGS PER COMMON AND COMMON EQUIVALENT
   SHARE OUTSTANDING ASSUMING FULL DILUTION:
   Earnings before cumulative effect of
      change in accounting principle                                                                   $      0.63
   Cumulative effect of change in method
      of accounting for income taxes                                                                          0.08
                                                                                                       -----------
      Net earnings as computed (2)                                                                     $      0.71
                                                                                                       ===========

EARNINGS PER COMMON AND COMMON EQUIVALENT
   SHARE OUTSTANDING ASSUMING FULL DILUTION:
   Earnings before cumulative effect of
      change in accounting principle                           $      1.01         $      0.83         $      0.61
   Cumulative effect of change in method
      of accounting for income taxes                                                                          0.09
                                                               ---------------------------------------------------
      Net earnings for Statements of Consolidated
         Earnings (1)                                          $      1.01         $      0.83         $      0.70
                                                               ===================================================

(1) For the year ended December 29, 1995, the Company assumed the conversion of the 7 3/4% Convertible Subordinated Debentures because the effect of such conversion is dilutive in computing earnings per share assuming full dilution. In 1994 and 1993, the computation of earnings per share assuming full dilution does not assume conversion of the 7 3/4% Convertible Subordinated Debentures because the effect would be anti-dilutive.

(2) This computation is submitted in accordance with Regulation S-K, Item 601(b)(11) although it is contrary to paragraph 40 of Accounting Principles Board Opinion No. 15 because it produces an anti-dilutive result.